Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the inclusion in this Offering Statement on Form 1-A of our report dated February 2, 2018 relating to the financial statements of Soliton, Inc. as of December 31, 2017 and 2016 and the years then ended. We also consent to the reference to our firm under the heading "Experts" appearing therein.
/s/ GBH CPAs, PC
GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
July 6, 2018